Exhibit 10.27

November 22, 2017
Dear John:
This letter agreement amends the Employment Agreement among you, Surgery Partners, Inc. (“Parent”) and Symbion, Inc. (“Symbion” and, together with Parent, the “Company”), dated September 17, 2015 (the “Employment Agreement”). All capitalized terms used in this letter shall have the meaning ascribed to them in the Agreement unless otherwise expressly provided herein. This letter agreement shall be effective as of the date first written above.
In consideration of the promises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree to amend the Employment Agreement, pursuant to Section 21 therein, as follows:
The closing paragraph of Section 4(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following, effective as of the date hereof:
“but only if (x) Executive notifies the Company in writing within 90 days of the initial existence or occurrence of any of these conditions which notice describes in reasonable detail the basis for Executive’s belief that Good Reason exists and that Executive intends to resign for Good Reason and the Company, within 30 days after receipt of such notice, either fails to cure the condition or delivers a written notice to Executive that the Company intends not to cure such condition and (y) Executive actually resign prior to 15 days after the earlier to occur of either the end of such 30-day cure period or delivery of such written notice by the Company. Notwithstanding the foregoing, Executive shall have up to and through November 30, 2018 to notify the Company with respect to an event described in subsection (i) above that occurred, regardless of the initial existence or occurrence, as a result of any change in Executive’s title, reporting structure, duties and responsibilities by reason of, or relating to, the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among Parent, SP Merger Sub., Inc. NSH Holdco, Inc. and IPC / NSH L.P. (solely in its capacity as the Sellers’ Representative), dated as of May 9, 2017 (the “NSH Transaction”).”
This letter agreement may only be amended by a writing signed by you and a duly authorized representative of the Company. Except as provided herein, all terms and conditions of the Employment Agreement, as set forth therein, remain in full force and effect. This letter agreement embodies the entire agreement between the parties with respect to amending the Employment Agreement and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Very truly yours,

SURGERY PARTNERS, INC.

By: /s/ Jennifer Baldock_______
Jennifer Baldock
Senior Vice President and General Counsel

SYMBION, INC.
By: /s/ Jennifer Baldock
Jennifer Baldock
Senior Vice President and General Counsel

Accepted and Agreed:
/s/ John Crysel____________
John Crysel
Date: 11/28/17______________